Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Terra Income Fund 6, Inc.:

We consent to the use of our reports, dated November 20, 2017, with respect to the statements of assets and liabilities, including schedule of investments, as of September 30, 2017 and 2016, and the related statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended September 30, 2017 included herein, and on the senior securities as of September 30, 2017 and 2016 incorporated by reference herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-2.

/s/KPMG LLP

New York, New York

January 30, 2018